CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Post-Effective Amendment No. 10 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 15, 2002, relating to the financial statements and financial highlights of the Profit Value Fund, which also appears in the September 30, 2002 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Auditors" and "Financial Statements" in such Registration Statement, "Financial Highlights" in the Prospectus, and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Columbus, Ohio
January 27, 2003